Exhibit 14(b)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-82924 on Form N-14 of Merrill Lynch Investment Managers Funds, Inc. of our report dated February 14, 2002 for Merrill Lynch Short-Term Global Income Fund, Inc. (the “Fund”) appearing in the December 31, 2001 Annual Report of the Fund, and to the references to us under the caption “COMPARISON OF THE FUNDS — Financial Highlights — Short-Term Global” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2002